As filed with the Securities and Exchange Commission on April 18, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hana Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	32-0064979
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
400 Oyster Point Boulevard, Suite 215
South San Francisco, CA 94080
(Address and telephone number of registrant’s principal executive offices and principal place of business)
John P. Iparraguirre
Vice President, Chief Financial Officer
Hana Biosciences, Inc.
400 Oyster Point Boulevard, Suite 215
South San Francisco, California 94080
Telephone: (650) 588-6404
Facsimile: (650) 588-2787
(Name, address and telephone number of agent for service)
Copies to:
Christopher J. Melsha, Esq.
David J. Polgreen, Esq.
Maslon Edelman Borman & Brand, LLP
90 South 7th Street, Suite 3300
Minneapolis, Minnesota 55402
Telephone: (612) 672-8200
Facsimile: (612) 672-8397
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
CALCULATION OF REGISTRATION FEE(1)

		Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Aggregate	Registration
Securities to be Registered	Registered(2)	Offering Price(2)	Fee(1)

Common Stock, $0.001 par value per share	$75,000,000	$75,000,000	$8,025.00

(1)	Estimated in accordance with Rule 457 solely for the purpose of calculation of the registration fee.

(2)	The Registrant is registering an indeterminate number of securities as may be issued at various times and at indeterminate prices, with a total public offering price not to exceed $75,000,000. There are also being registered hereunder an indeterminate number of shares of common stock as shall be issuable as a result of a stock split, stock dividend or other adjustment to or change in the outstanding shares of common stock.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 18, 2006
PROSPECTUS
Hana Biosciences, Inc.
$75,000,000
Common Stock
        We may offer and sell, from time to time, shares of our common stock. Specific terms of these offerings will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.
      We may offer our common stock in one or more offerings in amounts, at prices, and on terms determined at the time of the offering. We may sell our common stock through agents we select or through underwriters and dealers we select. If we use agents, underwriters or dealers, we will name them and describe their compensation in a prospectus supplement.
      Our common stock is listed on the Nasdaq National Market under the symbol “HNAB.” On                     , 2006, the last sale price for our common stock as reported on the Nasdaq National Market was $          . Prospective purchasers of our common stock are urged to obtain current information about the market prices of our common stock.

      The securities offered by this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 4.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined that this prospectus is truthful or complete. A representation to the contrary is a criminal offense.
The date of this Prospectus is                    , 2006.

PROSPECTUS SUMMARY
      The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements (including the accompanying notes) and other information included herein or incorporated by reference from our other filings with the SEC. In this prospectus, the terms “company,” “we,” “us,” and “our” refer to Hana Biosciences, Inc.
Our Business
      We are a development stage biopharmaceutical company focused on the acquisition, development and commercialization of innovative products to enhance cancer care. We aim to acquire proprietary rights to these products, by license or otherwise, fund their research and development and bring the products to market. We currently have three product candidates in early-stage development — Talotrexin (PT-523), for the treatment of a variety of solid tumor cancers and hematological malignancies; Zensanatm (ondansetron oral spray), which is being developed to alleviate chemotherapy-induced nausea and vomiting; and IPdR, being developed primarily for the treatment of brain cancers.

•	Talotrexin (PT-523), our lead product candidate, is an antifolate, cytotoxic agent (i.e., substance harmful to the structure and function of cells) being evaluated in several clinical studies for the treatment of solid tumors and hematological malignancies.

In April 2004, we commenced a Phase I clinical trial to evaluate safety when administered intravenously on days 1, 8 and 15 on a 28-day cycle to patients with solid tumors and who have failed curative or survival prolonging therapy or for whom no such therapies exist, to establish the maximum tolerated dose and to identify the dose limiting toxicities. This clinical trial, which is being conducted at the Dana-Farber Cancer Institute, Massachusetts General Hospital and Beth-Israel Deaconess Hospital, is expected to involve 25-40 patients with 26 subjects already having received doses of Talotrexin.

In February 2005, we commenced an open-label multicenter, multinational Phase I and II study of Talotrexin in the treatment of relapsed or refractory non-small cell lung cancer, or ”NSCLC.” Increasing doses of Talotrexin were administered as a 5-minute intravenous infusion (IV) on Days 1 and 8 on a 21-day cycle to eligible patients in the Phase I portion of this trial. Talotrexin was well tolerated over multiple cycles of therapy with myelosuppression and mucositis as the dose limiting toxicities. The Phase I portion is now closed for enrollment. Twenty-five patients were enrolled in the Phase I portion. The primary objectives of the Phase II portion of this ongoing Phase I/ II open-label study is to demonstrate an improvement in overall survival. Secondary objective are evaluation of safety, overall response rate, time to progression and progression free survival. Relapsed or refractory NSCLC patients who failed at least two lines of treatment including standard chemotherapy and/or epidermal growth factor receptor (EGFR) tyrosine kinase inhibitor are eligible to enroll in the study. To date, three patients have been enrolled in the Phase II portion.

In May 2005, we commenced an open-label, multicenter Phase I and II study of Talotrexin in the treatment of refractory adult lymphoblastic leukemia or “ALL.” The primary objectives of the Phase I portion of this study are to: (1) evaluate the safety of Talotrexin when administered on Days 1 through 5 of a 21-day cycle to ALL subjects who have failed curative or survival prolonging therapy or for whom no such therapies exist; and (2) establish the maximum tolerated dose and identify the dose limiting toxicities of Talotrexin. The primary objective of the Phase II portion of this study is to evaluate the anti-tumor activity of Talotrexin as therapy in leukemia patients with relapsed or refractory to frontline and/or salvage therapy as measured by overall response. The secondary objective is to assess the impact of Talotrexin as measured by duration of remission and survival. A total of 75 patients are expected to enroll in the Phase I and II clinical trial with sixteen subjects already having received doses of Talotrexin. While some treatment options for ALL patients are currently available, we believe that a significant opportunity exists for Talotrexin to improve the therapeutic options for patients with the progressive form of this cancer.

•	Zensanatm (ondansetron oral spray), our most recently-acquired product candidate, is a novel mouth-spray delivery system that utilizes the vast and highly-absorptive surfaces of the oral cavity to deliver the drug ondansetron, the most widely used drug to prevent chemotherapy-induced nausea and vomiting, directly into the bloodstream. Administration of Zensanatm by spraying it into the mouth is a more convenient route of administration compared to currently marketed ondansetron tablet dosage forms, and it may also potentially decrease the time necessary to achieve effective concentrations in the bloodstream. We licensed our rights to develop and commercialize Zensanatm in the U.S. and Canada from NovaDel Pharma, Inc. pursuant to the terms of an October 2004 license agreement. In early 2005, NovaDel Pharma completed a pilot pharmacokinetic study in which an investigational formulation of Zensanatm and the currently marketed 8 mg Zofran® oral tablet were each administered to 9 healthy adult male volunteers. The pilot study indicated that the oral spray technology was able to efficiently deliver ondansetron and produced a pharmacokinetic profile similar to the currently marketed oral tablet. In addition, Zensanatm led to faster appearance of measurable levels of ondansetron in the blood (twenty minutes shorter for 8 mg ondansetron oral spray versus 8 mg tablet) and to an increase in total amount of drug delivered over the first twenty minutes after dose administration.

In January 2006, we announced the results of a pivotal pharmacokinetic study involving 32 subjects, which indicated that Zensanatm is statistically bioequivalent to the 8 mg tablet of ondansetron and a safety profile similar to the ondansetron 8 mg tablet. We thereafter conducted two additional clinical studies of Zensanatm consisting of a multiple dose study and a food and water effect study. The results of those studies confirmed the bioequivalence of Zensanatm to the 8 mg table form of odansetron. Accordingly, we intend to file a “New Drug Application,” or “NDA,” under Section 505(b)(2) of the Food, Drug and Cosmetic Act in the second quarter of 2006. We intend that this NDA will be based on demonstration of the bioequivalence of Zensanatm to already approved oral odansetron. Section 505(b)(2) permits the submission of an NDA that relies on data in previously approved NDAs and published literature. We target a commercial launch of Zensanatm for 2007.

•	IPdR, our second product candidate, is a radiation therapy sensitizer that is designed for the treatment of certain types of brain cancers. Radiation therapy deposits energy that injures or destroys cells in the treated area. Radiosensitizers, when used in combination with radiation therapy, potentially make the tumor cells more likely to be damaged by the radiation therapy. IPdR is an orally administered prodrug for 5-iodo-2’-deoxyuridine, or IUdR. Prodrugs are compounds that are converted within the body into active form that has medical effects. A prodrug can be useful when the active drug is too toxic to administer systemically. IUdR would be an effective radiosensitizer, but its systemic toxicity limits the duration and dosage such that its efficacy is limited. In September 2005, we initiated a Phase I clinical trial of IPdR in gastric, pancreatic, colorectal and liver cancers.
      None of our product candidates have been approved for sale by the Food and Drug Administration or any other regulatory body. Although we hope to obtain FDA approval for Zensanatm (ondansetron oral spray) in 2006, we do not expect to obtain approvals for Talotrexin or IPdR for several years, if ever. Accordingly, we have not received any commercial revenues to date and, until we receive the necessary regulatory approvals, we will not have any commercial revenues. Further, we will require substantial additional capital in the future in order to fund the development of our product candidates to completion. We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. For the year ended December 31, 2005, we had a net loss of $10,042,963, and since our inception in December 2002 through December 31, 2005, we have incurred a net loss of $18,069,121. Even if we succeed in developing and commercializing one or more of our product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable.

      Our executive offices are located at 400 Oyster Point Boulevard, Suite 215, South San Francisco, California 94080. Our telephone number is (650) 588-6404 and our Internet address is www.hanabiosciences.com. The information on our website is not incorporated by reference into this prospectus.
Risk Factors
      As with most pharmaceutical product candidates, the development of our product candidates is subject to numerous risks, including the risk of delays in or discontinuation of development from lack of financing, inability to obtain necessary regulatory approvals to market the products, and unforeseen safety issues relating to our product candidates. For a more detailed discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 4 of this prospectus, together with the risk factors, if any, set forth in a supplement to this prospectus.
      This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

RISK FACTORS
      An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:
Risks Related to Our Business

We currently have no product revenues and will need to raise additional capital to operate our business.
      To date, we have generated no product revenues. Unless and until we receive approval from the U.S. Food and Drug Administration, or “FDA,” and other regulatory authorities for our product candidates, we cannot sell our drugs and will not have product revenues. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from cash on hand, licensing fees and grants. We will need additional financing in addition to such funds, which may not be available on favorable terms, if at all. Given the current and desired pace of clinical development of our three product candidates over the next 12 months, we estimate that we have sufficient capital to fund our research and development activities through 2006. However, we will need to raise additional capital, likely by selling shares of our capital stock or other securities, in order to fund our research and development activities beyond 2006. There can be no assurance that such capital will be available to us on favorable terms or at all. If we are unable to raise additional funds in the future on acceptable terms, or at all, we may be forced to curtail our desired development activities. In addition, we could be forced to delay or discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities. Any additional sources of financing will likely involve the sale of our equity securities, which will have a dilutive effect on our stockholders.

We are not currently profitable and may never become profitable.
      We have a history of losses and expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. For the year ended December 31, 2005, we had a net loss of $10,042,963, and since our inception in December 2002 through December 31, 2005, we have incurred a net loss of $18,069,121. Even if we succeed in developing and commercializing one or more of our product candidates, we expect to incur substantial losses for the foreseeable future and may never become profitable.
      Our current “burn rate” — i.e., the amount of cash we spend to fund our operations — is approximately $900,000 per month. We expect our burn rate to increase substantially in the foreseeable future as we:

•	continue to undertake pre-clinical development and clinical trials for our current and new product candidates;

•	seek regulatory approvals for our product candidates;

•	implement additional internal systems and infrastructure;

•	seek to acquire additional technologies to develop; and

•	hire additional personnel.
We expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of our stock.

We have a limited operating history upon which to base an investment decision.
      We are a development-stage company that was founded in December 2002. We only have three product candidates, two of which — IPdR and Zensanatm (ondansetron oral spray) — we acquired in 2004. To date, we have not demonstrated an ability to perform the functions necessary for the successful commercialization of any of our product candidates. The successful commercialization of our product candidates will require us to perform a variety of functions, including:

•	continuing to undertake pre-clinical development and clinical trials;

•	participating in regulatory approval processes;

•	formulating and manufacturing products; and

•	conducting sales and marketing activities.
      Our operations have been limited to organizing and staffing our company, acquiring, developing and securing our proprietary technologies and undertaking, through third parties, pre-clinical trials and clinical trials of our product candidates. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

If we do not obtain the necessary U.S. or worldwide regulatory approvals to commercialize our product candidates, we will not be able to market and sell our product candidates.
      We will need FDA approval to commercialize our product candidates in the U.S. and approvals from the FDA equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of any of our product candidates, we must submit to the FDA a New Drug Application, or NDA, demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. Historically, only approximately 11 percent of all drug candidates that start clinical trials are eventually approved for sale. After clinical trials are completed, the FDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidates;

•	impose costly procedures on us; and

•	diminish any competitive advantages that we may otherwise enjoy.
      Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We cannot be sure that we will ever obtain regulatory clearance for any of our product candidates. Failure to obtain FDA approval of any of our product candidates will severely undermine our business by reducing our number of salable products and, therefore, corresponding product revenues.
      In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure you that we will receive the approvals necessary to commercialize any of our product candidates for sale outside the United States.

Our product candidates are in early stages of clinical trials, which are very expensive, time-consuming and difficult to design. We cannot predict with any certainty that we will ever receive regulatory approval to sell our product candidates.
      Other than Zensanatm (ondansetron oral spray), our product candidates are in early stages of development and require extensive clinical testing. In 2003, the FDA accepted our Investigational New Drug application, or “IND,” for Talotrexin and in March 2004 we initiated a Phase I clinical trial at Dana-Farber Cancer Institute, Massachusetts General Hospital and Beth-Israel Deaconess Hospital. We have also recently completed an open-label multicenter, multinational Phase I and II study of Talotrexin in the treatment of relapsed or refractory non-small cell lung cancer (NSCLC) and in June 2005, commenced an open-label multicenter Phase I and II study of Talotrexin in the treatment of refractory leukemia. We only commenced an initial Phase I in IPdR in September 2005.
      Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of our product candidates will take at least several years to complete. Further, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators and institutional review boards to follow our clinical protocols.
In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in our IND submissions or the conduct of these trials. Accordingly, we cannot predict with any certainty when or if we will ever be in a position to submit an NDA for any of our product candidates, or whether any such NDA would ever be approved.

If the results of our clinical trials do not support our product candidate claims, the completion of development of such product candidates may be significantly delayed or we may be forced to abandon development altogether, which will significantly impair our ability to generate product revenues.
      Even if our clinical trials are completed as planned, we cannot be certain that their results will support our product candidate claims. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. In addition, our clinical trials involve a small patient population. Because of the small sample size, the results of these early clinical trials may not be indicative of future results.

If physicians and patients do not accept and use our drugs, our ability to generate revenue from sales of our products will be materially impaired.
      Even if the FDA approves our product candidates, physicians and patients may not accept and use them. Acceptance and use of our product will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs;

•	pharmacological benefit and cost-effectiveness of our product relative to competing products;

•	availability of reimbursement for our products from government or other healthcare payers;

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any; and

•	the price at which we sell our products.
Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

Because we are dependent on clinical research institutions and other contractors for clinical testing and for research and development activities, the results of our clinical trials and such research activities are, to a certain extent, beyond our control.
      We depend upon independent investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials under agreements with us. For example, our current Phase I trial for Talotrexin is being conducted by Dana-Farber Cancer Institute, Massachusetts General Hospital and Beth-Israel Deaconess Hospital. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

Our intention to rely exclusively on third parties to formulate and manufacture our product candidates exposes us to a number of risks that may delay the development, regulatory approval and commercialization of our products or result in higher product costs.
      We have no experience in drug formulation or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. We intend to contract with one or more manufacturers to manufacture, supply, store and distribute drug supplies for our clinical trials. If any of our product candidates receive FDA approval, we will rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers, exposes us to the following risks:

•	We may be unable to identify manufacturers on acceptable terms or at all because the number of potential manufacturers is limited and the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

•	Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•	Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the DEA, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards, but we will be ultimately responsible for any of their failures.

•	If any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

Each of these risks could delay our clinical trials, the approval, if any, of our product candidates by the FDA, or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues.

We have no experience selling, marketing or distributing products and no internal capability to do so.
      We currently have no sales, marketing or distribution capabilities. While we intend to have a role in the commercialization of our products, we do not anticipate having the resources in the foreseeable future to globally develop sales and marketing capabilities for all of our proposed products. Our future success depends, in part, on our ability to enter into and maintain collaborative relationships with other companies having sales, marketing and distribution capabilities, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if able to do so, that they will have effective sales forces. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. There can also be no assurance that we will be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, as well as the terms of our agreements with such third parties, which cannot be predicted at this early stage of our development. There can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our products in the United States or overseas.

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues and our business will suffer.
      The market for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. In particular, assuming we obtain approval for Talotrexin, we will compete with existing antifolate therapies currently being sold by Pfizer (trimetrexate), Eli Lilly & Co. (pemetrexed) and Novartis (edatrexate). Although there are no approved radiation sensitizers currently on the market, there are several product candidates in development that will compete with IPdR and which are significantly further in development. For example, Allos Therapeutics and Pharmacyclics each have a radiation sensitizer in Phase III development. Zensanatm (ondansetron oral spray) will compete with the currently available oral form of the drug, which is currently being manufactured and sold by GlaxoSmithKline under the name Zofran®. These or other future competing products and product candidates may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.
      We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

Developments by competitors may render our products or technologies obsolete or non-competitive.
      Companies that currently sell both generic and proprietary compounds for the treatment of cancer include, among others, Pfizer (trimetrexate), Eli Lilly & Co. (pemetrexed), Novartis (edatrexate), and Allos (PDX). Alternative technologies are being developed to treat cancer and immunological disease, several of which are in advanced clinical trials. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel, parties for acquisitions, joint ventures or other collaborations.

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish.
      Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. We are not aware of any third party infringing on any of our intellectual property rights.
      To date, through our license agreements for Talotrexin, IPdR and Zensanatm (ondansetron oral spray), we hold certain exclusive patent rights, including rights under U.S. patents and U.S. patent applications. We also have patent rights to applications pending in several foreign jurisdictions. We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our licensed patents;

•	if and when patents will issue;

•	whether or not others will obtain patents claiming aspects similar to those covered by our licensed patents and patent applications; or

•	whether we will need to initiate litigation or administrative proceedings, which are likely to be costly and time-consuming whether we win or lose.
      Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all of our employees to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation.
      To date, we have not received any threats, claims or other notices from third parties alleging that our products or methods infringe their rights. If our products, methods, processes and other technologies infringe the proprietary rights of other parties, however, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others, which could cause us to lose the use of one or more of our product candidates;

•	pay damages; or

•	defend litigation or administrative proceedings, which is likely to be costly and time-consuming whether we win or lose.

Our license agreements relating to our product candidates may be terminated in the event we commit a material breach, the result of which would significantly harm our business prospects.
      Our license agreements relating to Talotrexin, IPdR and Zensanatm (ondansetron oral spray) are subject to termination by our licensors in the event we materially breach those agreements. With respect to the Talotrexin license, our licensor may terminate the agreement, after giving us notice and an opportunity to cure, if we commit a material breach, including failing to make a scheduled milestone or other payment when due. The agreement also provides that it may be terminated if we become involved in a bankruptcy, insolvency or similar proceeding. Our license agreements for IPdR and Zensanatm (ondansetron oral spray) contain similar provisions. In the event these license agreements are terminated, we will lose all of our rights to develop and commercialize the applicable product candidate covered by such license, which would significantly harm our business and future prospects.

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.
      Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;

•	private health maintenance organizations and health insurers; and

•	other healthcare payers.
Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Under recently-proposed legislation, the cost of our product candidates, even if approved for commercial use, may not be reimbursable under Medicare. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if our product candidates are approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover our drugs. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for any of our products, once approved, market acceptance of our products could be reduced.

If we are unable to successfully manage our growth, our business may be harmed.
      Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we expect that in the next 12 months we will hire an additional three employees, consisting of one person in an administrative function and two employees focused on research and development. We expect that the total cost of these additional employees will approximate $325,000 per year. We believe our facilities are sufficient for such additional employees, but additional employees may place a strain on our management by having to address if we are unable to manage our growth effectively, our management business may be harmed. However, we are also actively pursuing additional product candidates to acquire for development. Such additional products, if any, could significantly increase our capital requirements and place further strain on the time on our existing personnel, which may delay or otherwise adversely affect the development of our existing product candidates if our employees do not have the time necessary to devote to developing those products. Alternatively, we may be required to hire even more employees, further increasing the size of our organization and related expenses. If we are unable to manage this growth successfully, we may not efficiently use our resources, which may delay the development of our product candidates.

We rely on key executive officers and their experience and knowledge of our business would be difficult to replace in the event any of them left our company.
      We are highly dependent on Mark J. Ahn, Ph.D., our president and chief executive officer, Fred Vitale, our vice president and chief business officer, Gregory Berk, our senior vice president and chief medical officer, and John P. Iparraguirre, our vice president and chief financial officer. Dr. Ahn’s, Mr. Vitale’s and Dr. Berk’s employment with us are governed by written employment agreements. Dr. Ahn’s and Mr. Vitale’s employment agreements each provide for a term that expires in November 2008. Dr. Berk’s employment term under his agreement expires in November 2007. Mr. Iparraguirre does not have a written employment agreement with us. Dr. Ahn, Mr. Vitale, Dr. Berk and Mr. Iparraguirre may terminate their employment with us at any time, however, subject to certain non-compete and non-solicitation covenants. We are not aware that Dr. Ahn, Mr. Vitale, Dr. Berk or Mr. Iparraguirre have any plans to leave our company. We do not have “key person” life insurance policies for any of our officers and key employees. The loss of the technical knowledge and management and industry expertise that would result in the event Dr. Ahn left our company could result in delays in the development of our product candidates, and divert management resources. The loss of Mr. Vitale could impair our ability to expand our product development pipeline and commercialize our product candidates, which may harm our business prospects. The loss of Dr. Berk could impair our ability to initiate new, and sustain existing clinical trials, as well as identify potential product candidates. The loss of Mr. Iparraguirre could impair our ability to obtain additional financing.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.
      We will need to hire additional qualified personnel with expertise in pre-clinical testing, clinical research and testing, government regulation, formulation and manufacturing and sales and marketing. In particular, over the next 12 months we plan to hire nine additional employees, consisting of one employee in an administrative function, five employees focused on research and development and three employees focused on sales and marketing. We expect that the hiring of such additional personnel will increase our annual expenditures by approximately $900,000. We compete for qualified individuals with numerous biopharmaceutical companies, universities and other research institutions. Competition for such individuals, particularly in the San Francisco Bay Area, is intense, and we cannot be certain that our search for such personnel will be successful. Our ability to attract and retain qualified personnel will be critical to our success.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.
      The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with collaborators. We currently do not carry product liability insurance but instead maintain a $5 million clinical trial insurance policy for the ongoing Phase I and Phase I/ II trials of Talotrexin. Even if our agreements with any future collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

Risks Related to Our Securities

Our stock price is, and we expect it to remain, volatile, which could limit investors’ ability to sell stock at a profit.
      Since January 1, 2005, the market price of our common stock has ranged from a high of $11.50 per share to a low of $1.25 per share. The volatile price of our stock makes it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of our common stock. These include, but are not limited to:

•	announcements of technological innovations or new commercial products by our competitors or us;

•	developments concerning proprietary rights, including patents;

•	regulatory developments in the United States and foreign countries;

•	economic or other crises and other external factors;

•	period-to-period fluctuations in our revenues and other results of operations;

•	changes in financial estimates by securities analysts; and

•	sales of our common stock.
We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.
      In addition, the stock market in general, and the market for biotechnology companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

Management will have broad discretion over the use of the proceeds from this offering, and we may not use the proceeds effectively.
      We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management proposes to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our market value or make us profitable.

Because we do not expect to pay dividends, you will not realize any income from an investment in our common stock unless and until you sell your shares at profit.
      We have never paid dividends on our common stock and do not anticipate paying any dividends for the foreseeable future. You should not rely on an investment in our stock if you require dividend income. Further, you will only realize income on an investment in our shares in the event you sell or otherwise dispose of your shares at a price higher than the price you paid for your shares. Such a gain would result only from an increase in the market price of our common stock, which is uncertain and unpredictable.

We have a large number of authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock.
      Our certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock. As of April 12, 2006, we had outstanding 22,658,202 shares of our common stock and no shares of preferred stock. As of the same date, 2,956,479 shares were subject to stock options currently outstanding under our stock incentive plans, and an additional 953,589 were available for further grants of equity compensation under our stock incentive plans. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions, for anti-takeover purposes, and in other transactions, without obtaining stockholder approval, unless stockholder approval is required for a particular transaction under the rules of the Nasdaq Stock Market, Delaware law, or other applicable laws. If our management determines to issue shares of our common stock from the large pool of such authorized but unissued shares for any purpose in the future without obtaining stockholder approval, your ownership position would be diluted without your further ability to vote on that transaction.
NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as anticipate, estimate, plan, project, continuing, ongoing, expect, management believes, we believe, we intend and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in this prospectus or incorporated by reference.
      Because the factors discussed in this prospectus or incorporated by reference could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any such forward-looking statements. These statements are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: the development of our drug candidates; the regulatory approval of our drug candidates; our use of clinical research centers and other contractors; our ability to find collaborative partners for research, development and commercialization of potential products; acceptance of our products by doctors, patients or payors; our ability to market any of our products; our history of operating losses; our ability to compete against other companies and research institutions; our ability to secure adequate protection for our intellectual property; our ability to attract and retain key personnel; availability of reimbursement for our product candidates; the effect of potential strategic transactions on our business; our ability to obtain adequate financing; and the volatility of our stock price. These and other risks are detailed in this prospectus under the discussion entitled “Risk Factors,” as well as in our reports filed from time to time under the Securities Act and/or the Exchange Act. You are encouraged to read these filings as they are made.
      Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
USE OF PROCEEDS
      We will retain broad discretion over the use of the net proceeds from the sale of our common stock offered hereby. Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of our common stock under this prospectus for clinical trials, research and development, sales and marketing and general and administrative expenses. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own.

DESCRIPTION OF COMMON STOCK
General
      Our certificate of incorporation, as amended and restated to date, authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share. As of April 12, 2006, there were 22,658,202 shares of our common stock and no shares of preferred stock issued and outstanding.
Common Stock
      Voting. The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors.
      Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our board of directors out of our assets or funds legally available for such dividends or distributions.
      Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of its preferred stock (if any) before it may pay distributions to the holders of common stock.
      Conversion, Redemption and Preemptive Rights. Holders of common stock have no conversion, redemption, preemptive, subscription or similar rights.
Limitations on Directors’ Liability
      As permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.
      This provision does not affect a director’s liability under the federal securities laws. To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in the certificate of incorporation, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Delaware Takeover Statute
      In general, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock that is not owned by the interested stockholder.
      Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
PLAN OF DISTRIBUTION
      We may sell the common stock covered by this prospectus:

•	to or through one or more underwriters or dealers;

•	directly to purchasers, or to purchasers through agents; or

•	through a combination of any of these methods of sale.
      We may distribute the common stock offered hereby:

•	from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
      We will describe the method of distribution of the securities in the applicable prospectus supplement.
      We may determine the price or other terms of the common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.
      Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of the common stock). In addition, underwriters may sell common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agent. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
      We may enter into agreements that provide for indemnification against certain civil liabilities, including liabilities under the Securities Act, or for contribution with respect to payments made by the underwriters, dealers or agents and to reimburse these persons for certain expenses.
      We may grant underwriters who participate in the distribution of the common stock an option to purchase additional shares of common stock to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
      In connection with the offering of the common stock, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase common stock for the purpose of stabilizing its market price.
      The underwriters in an offering of the common stock may also create a “short position” for their account by selling more common stock in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing common stock in the open market or by exercising any over-allotment option granted to them by us. In addition, any managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the common stock that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
      The SEC allows us to incorporate by reference into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:

•	The description of our common stock set forth in the registration statement on Form 8-A registering our common stock under Section 12 of the Exchange Act, which was filed with the SEC on April 11, 2006 (File No. 000-50782);

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC on March 16, 2006 (File No. 001-32626), including certain information incorporated by reference from our Definitive Proxy Statement for our 2006 Annual Meeting of Stockholders filed with the SEC on April 7, 2006; and

•	Our Current Reports on Form 8-K filed on January 3, 2006, March 9, 2006, March 21, 2006, April 11, 2006, and April 14, 2006, respectively.
      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Hana Biosciences, Inc.
400 Oyster Point Boulevard, Suite 215
South San Francisco, CA 94080
(650) 588-6404
Attention: Investor Relations
      All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the common stock offered in this prospectus shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective date of filing such documents.
      We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities described in this prospectus. This prospectus does not contain or incorporate by reference all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC web site or at the SEC office referred to above. Any statement made or incorporated by reference in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.
LEGAL MATTERS
      Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.
EXPERTS
      The financial statements of Hana Biosciences, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005 and the period from December 6, 2002 (date of inception) to December 31, 2005, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of J.H. Cohn LLP, an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.     Other Expenses Of Issuance And Distribution.
      The Registrant estimates that expenses payable by the Registrant is connection with the offering described in this Registration Statement will be as follows:

SEC registration fee	$8,025
Legal fees and expenses	75,000
Accounting fees and expenses	50,000
Printing and miscellaneous expenses	25,000

$158,025

Item 15.     Indemnification of Directors and Officers.
      Under provisions of the amended and restated certificate of incorporation and bylaws of the Registrant, directors and officers will be indemnified for any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, in connection with threatened, pending or completed actions, suits or proceedings, whether civil, or criminal, administrative or investigative (other than an action arising by or in the right of the Registrant), if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, directors and officers will be indemnified for reasonable expenses in connection with threatened, pending or completed actions or suits by or in the right of Registrant if such director or officer has been wholly successful on the merits or otherwise, or is found to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, except in the case of certain findings by a court that such person is liable for negligence or misconduct in his or her duty to the Registrant unless such court or the Delaware Court of Chancery also finds that such person is nevertheless fairly and reasonably entitled to indemnity. The Registrant’s certificate of incorporation also eliminates the liability of directors of the Registrant for monetary damages to the fullest extent permissible under Delaware law.
      Section 145 of the Delaware General Corporation Law states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

Item 16.     Exhibits.
      The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Underwriting Agreement*

5.1	Legal opinion of Maslon Edelman Borman & Brand, LLP.

23.1	Consent of J.H. Cohn LLP.

23.2	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included with signature page).

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.
Item 17.     Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that

(A) the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-8, and the information required to be include din a post-effective amendment by those paragraphs is contained in reports field with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(C) provided further, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is for an offering of asset-backed securities on From S-1 or Form S-3, and the information required to be included in a post-effective amendment is proved pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on April 18, 2006.

Hana Biosciences, Inc.

By:	/s/ Mark J. Ahn

Mark J. Ahn
President and Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark J. Ahn and John P. Iparraguirre, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mark J. Ahn Mark J. Ahn	President, Chief Executive Officer and Director (Principal Executive Officer)	April 18, 2006

/s/ John P. Iparraguirre John P. Iparraguirre	Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	April 18, 2006

/s/ Tyler M. Nielsen Tyler M. Nielsen	Controller (Principal Accounting Officer)	April 18, 2006

/s/ Arie S. Belldegrun Arie S. Belldegrun	Director	April 18, 2006

/s/ Isaac Kier Isaac Kier	Director	April 18, 2006

/s/ Leon E. Rosenberg Leon E. Rosenberg	Director	April 18, 2006

/s/ Michael Weiser Michael Weiser	Director	April 18, 2006

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement*

5.1	Legal opinion of Maslon Edelman Borman & Brand, LLP.

23.1	Consent of J.H. Cohn LLP.

23.2	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included with signature page).

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.